FOR IMMEDIATE RELEASE

ADP TO ACQUIRE COBALT, LEADING PROVIDER OF
DIGITAL MARKETING SOLUTIONS FOR THE AUTOMOTIVE INDUSTRY

ROSELAND, New Jersey, July 9, 2010 - Automatic Data Processing, Inc. (Nasdaq: ADP) has entered into a definitive agreement to acquire Cobalt for approximately $400 million, in cash, Gary C. Butler, president and chief executive officer, announced today.  The transaction is subject to normal regulatory review and is expected to close in four to six weeks.

Commenting on the transaction, Mr. Butler said, “I am pleased to announce this transaction.  Acquisitions that complement our core businesses are a key part of ADP’s five-point strategic growth program and the primary focus of our capital allocation strategy.  Cobalt is the leading provider of digital marketing solutions to automotive manufacturers and dealers in North America.  This transaction aligns with ADP Dealer Services’ global layered applications strategy to increase “share of wallet” beyond its core dealer management system offering.  We believe the timing of this transaction is optimal as online advertising spend is expected to continue to outpace that of traditional channels in the U.S.”

Cobalt is privately held and headquartered in Seattle, Washington.  ADP expects the transaction to be slightly accretive in the first year, with continued positive earnings contributions anticipated in subsequent years.

ADP’s capital allocation strategy also includes returning excess cash to shareholders through share repurchases and dividends.  For the fiscal year ended June 30, 2010, ADP repurchased about $18.2 million shares for over $765 million, and additionally paid nearly $675 million in dividends to its shareholders.  Nearly 29 million shares remain available for purchase under the current board of directors authorization.

ADP will be hosting an analyst conference call on Monday July 12, 2010 at 4:00 p.m. EDT to discuss the transaction.  Gary Butler, ADP’s president & chief executive officer, Christopher Reidy, ADP’s chief financial officer, Steve Anenen, president of ADP Dealer Services, and John Holt, chairman and chief executive officer of Cobalt will be participating on the call.   A live webcast of the call will be available to the public on a listen-only basis.  To listen to the webcast go to ADP’s home page, www.adp.com, or ADP’s Investor Relations home page, http://www.investquest.com/InvestQuest/a/adp/, and click on the webcast icon.

As announced previously, ADP is scheduled to report its financial results for fiscal 2010 on Thursday, July 29, 2010 before the opening of the Nasdaq, followed by a webcast at 8:30 a.m. EDT.  The webcast can be accessed through ADP’s home page, www.adp.com, or ADP’s Investor Relations home page, http://www.investquest.com/InvestQuest/a/adp/.  In addition, the slide presentation will be available to download and print approximately 60 minutes before the webcast at ADP’s Investor Relations home page.  A replay of the webcast will be available for approximately two weeks after the event and can be accessed in the same manner as the live webcast.  ADP’s news releases, current financial information, SEC filings and Investor Relations presentations are accessible at the same Web site.

About ADP
Automatic Data Processing, Inc. (Nasdaq: ADP), with nearly $9 billion in revenues and about 570,000 clients, is one of the world's largest providers of business outsourcing solutions.  Leveraging 60 years of experience, ADP offers a wide range of HR, payroll, tax and benefits administration solutions from a single source.  ADP's easy-to-use, cost-effective solutions for employers provide superior value to companies of all types and sizes.  ADP is also a leading provider of integrated computing solutions to auto, truck, motorcycle, marine and recreational vehicle dealers throughout the world.   For more information about ADP or to contact a local ADP sales office, reach us at 1.800.225.5237 or visit the company's website at www.ADP.com.

This document and other written or oral statements made from time to time by ADP may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like "expects," "assumes," "projects," "anticipates," "estimates," "we believe," "could be" and other words of similar meaning, are forward-looking statements. These statements are based on management's expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include: ADP's success in obtaining, retaining and selling additional services to clients; the pricing of products and services; changes in laws regulating payroll taxes, professional employer organizations and employee benefits; overall market and economic conditions, including interest rate and foreign currency trends; competitive conditions; auto sales and related industry changes; employment and wage levels; changes in technology; availability of skilled technical associates and the impact of new acquisitions and divestitures. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. These risks and uncertainties, along with the risk factors discussed under "Item 1A. - Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended June 30, 2009, should be considered in evaluating any forward-looking statements contained herein.

Source:      Automatic Data Processing, Inc.
ADP Investor Relations
Elena Charles, 973.974.4077
Debbie Morris, 973.974.7821
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